Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUVASIVE, INC.

FIRST: The name of the Corporation is NuVasive, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware shall be: 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address shall be The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.0001 per share.

FIFTH: The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: The election of the directors of the Corporation need not be by written ballot unless the bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the bylaws of the Corporation.

SEVENTH: To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, provided that this Article SEVENTH shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the Corporation. If the DGCL is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall only be prospective and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless, and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim (“Claim”), whether civil, criminal, administrative or investigative Claim, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such Claim; and, provided, however, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of the Corporation, and (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL. Such rights are in addition to any similar rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article EIGHTH shall only be prospective and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation (or any of its subsidiaries) to the Corporation or any of the Corporation’s stockholders or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certification of Incorporation or the bylaws of the Corporation.

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